Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 Futures Excess Return Index (ticker “ SPXFP ”). The underlying tracks futures contracts on the S&P 500® Index and is calculated, maintained and published by S&P Dow Jones Indices LLC. Pricing date: January 26, 2024 Valuation dates: January 29, 2025 and January 26, 2027 (the “final valuation date”) Maturity date: January 29, 2027 (unless earlier redeemed) Automatic early redemption: If, on the valuation date prior to the final valuation date , the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the stated principal amount plus the premium Premium: 11.00% to 12.00% of the stated principal amount* CUSIP / ISIN: 17291TVT2 / US17291TVT23 Trigger value: 70% of the initial underlying value Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return: (final underlying value - initial underlying value) / initial underlying value Upside participation rate: 125% Return amount: $1,000 × the underlying return × the upside participation rate Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the trigger value : $1,000 • If the final underlying value is less than the trigger value: $1,000 + ($1,000 × underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the trigger value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated January 3, 2024 * The actual premium will be determined on the pricing date. **This hypothetical assumes that the premium applicable to the valuation date prior to the final valuation date will be set a t t he lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Securities Linked to SPXFP Hypothetical Interim Payment per Security** Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $2,250.00 75.00% $1,937.50 50.00% $1,625.00 25.00% $1,312.50 0.00% $1,000.00 - 15.00% $1,000.00 - 20.00% - 30.00% $1,000.00 $1,000.00 - 30.01% $699.90 - 50.00% $500.00 - 100.00% $0.00 Valuation Date on Which Closing Value of the Underlying Exceeds Initial Underlying Value Premium Hypothetical Payment at Early Redemption January 29, 2025 11.00% $1,110.00 If the closing value of the underlying is greater than or equal to the initial underlying value on the valuation date prior to the final valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of underlying on the final valuation date. If the final underlying value of the underlying on the final valuation date is less than the trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has declined from the initial underlying value. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • You will not receive dividends or have any other rights with respect to the underlying. • The securities are particularly sensitive to the volatility of the closing values of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.